Exhibit 10.5
SEPARATION AGREEMENT
     THIS SEPARATION AGREEMENT (this “Agreement”) is made and entered into this 30th day of November, 2008, by and between NORMAN LEE WHITE, a Georgia resident (“Executive”), and PRG-SCHULTZ USA, INC., a Georgia corporation (“Company”). Executive and Company are sometimes hereinafter referred to together as the “Parties” and individually as a “Party.”
BACKGROUND:
     A. Executive is employed as the Executive Vice President of Company pursuant to an employment agreement, dated June 19, 2006 (the “Employment Agreement”), between Executive and Company.
     B. Executive’s employment with Company and all its affiliates will end effective as of December 31, 2008 (the “Termination Date”). His Employment Agreement will terminate as of the date hereof.
     C. Company and Executive wish to avoid any disputes which could arise under the Employment Agreement or otherwise with respect to the termination of Executive’s employment with Company and are therefore agreeing to compromise any claims or rights they have or may have under the Employment Agreement by agreeing to the terms of this Agreement.
     NOW, THEREFORE, FOR AND IN CONSIDERATION of the premises, the mutual promises, covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:
     1. Termination of Employment. The Parties agree that Executive’s employment relationship with Company shall be terminated effective as of the Termination Date but that the Employment Agreement shall be terminated effective as of the date hereof. Executive, effective as of the Termination Date, resigns his duties as the Executive Vice President of Company, the Executive Vice President of Company’s parent and any other officer position of Company, Company’s parent or any of Company’s subsidiaries Executive may hold.
     2. No Admission. The Parties agree that their entry into this Agreement is not and shall not be construed to be an admission of liability or wrongdoing on the part of either Party.
     3. Future Cooperation. Upon reasonable advance notice from Company, following the Termination Date Executive shall make himself reasonably available to Company or its designated representatives for the purposes of: (a) providing information regarding the projects and files on which Executive worked for the purpose of transitioning such projects; and (b) providing information and/or testimony regarding any other matter, file, project and/or client with whom Executive was involved while employed by Company.

     4. Consideration.
          (a) In consideration for Executive’s agreement to mutually terminate the Employment Agreement, to abide by revised post-termination restrictive covenants, to fully release Company from any and all claims, and the other duties and obligations of Executive contained herein, Company shall:
          (i) Pay severance to Executive in an amount equal to his current annual salary. Such payments shall be made in accordance with Company’s standard pay practices in an amount equal to twelve thousand five hundred dollars ($12,500) per bi-weekly pay period for twenty-six (26) pay periods following the Termination Date (the “Severance Period”), subject to ordinary and lawful deductions and Section 4(b) below, except that no payments shall be made during the period that begins immediately after the Termination Date and ends on the earlier of (i) Executive’s death or (ii) six months after the Termination Date. The payments that would otherwise have been made in such period shall be accumulated and paid in a lump sum on the first bi-weekly pay period after the end of such period.
          (ii) Pay to Executive the full year annual bonus, if any, that Executive would have received for calendar year 2008 had Executive remained employed with Company until the time of payment of bonuses to Company employees generally. Such annual bonus, if any, shall be paid in 2009 at the same time Company normally pays such annual bonuses, subject to ordinary and lawful deductions and Section 4(b) below, except that no payments shall be made during the period that begins immediately after the Termination Date and ends on the earlier of (i) Executive’s death or (ii) six months after the Termination Date. The payments that would otherwise have been made in such period shall be accumulated and paid in a lump sum on the first bi-weekly pay period after the end of such period.
          (iii) Permit Executive to continue medical and dental insurance coverage for Executive, his spouse and his eligible dependents during the Severance Period on the same basis and at the same cost as similarly-situated active employees of Company, provided Executive timely elects continued coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“C.O.B.R.A”), subject to Section 4(b) below.
          (b) Notwithstanding anything else contained herein to the contrary, no payments shall be made or benefits delivered under this Agreement (other than payments required to be made by Company pursuant to Section 5 below) unless: (i) Executive has signed and delivered to Company a Release in the form attached hereto as Exhibit A (the “Release”); and (ii) the applicable revocation period thereunder has expired without Executive having elected to revoke the Release, within thirty (30) days after the Termination Date. Executive agrees and acknowledges that Executive would not be entitled to the consideration described herein absent execution of the Release. Any payments to be made, or benefits to be delivered, under this Agreement within the thirty (30) days after the Termination Date shall be accumulated and paid in a lump sum on the first bi-weekly pay period occurring more than thirty (30) days after the Termination Date, provided Executive delivers the signed Release to Company and the revocation period thereunder expires without Executive having elected to revoke the Release, before such time.
     5. Other Benefits. Nothing in this Agreement or the Release shall:
          (a) alter or reduce any vested, accrued benefits (if any) Executive may be entitled to receive under any 401(k) plan established by Company;
          (b) affect Executive’s right (if any) to elect and (subject to Section 4(a)(iii) above) pay for continuation of Executive’s health insurance coverage under Company’s health plans pursuant to C.O.B.R.A.;
          (c) affect Executive’s right (if any) to receive (i) any base salary that accrues through the Termination Date but is unpaid, (ii) any reimbursable expenses that Executive incurs before the Termination Date but are unpaid, (iii) any unused paid time off days to which Executive will be entitled to payment, all of which shall be paid as soon as administratively practicable (and in any event within thirty (30) days) after the Termination Date;
          (d) alter or reduce the vested benefits to which Executive is entitled under Company’s 2006 Management Incentive Plan (“MIP”), which shall be paid in accordance with the MIP and Executive’s applicable performance unit agreement;
          (e) alter, reduce or terminate the rights accorded Executive under the Indemnification Agreement attached as Exhibit B to Executive’s Employment Agreement; or
          (f) affect Executive’s right to continue to receive his base salary and benefits through the Termination Date, as in effect as of the date hereof, which base salary and benefits will continue through the Termination Date, except with respect to any changes in benefits that are applicable generally to the other executives of Company.
     6. Executive’s Consulting Agreement.
          (a) Upon the reasonable request of the Company from time to time after the Termination Date, Executive shall render consulting services to Company or its designated representatives relating to Company’s efforts to procure a new recovery audit contract with the Centers for Medicare and Medicaid Services (“Consulting Services”). After March 31, 2009, Executive will be available to render Consulting Services on a reasonable basis, consistent with any other employment in which Executive is then engaged. In performing the Consulting Services, Executive shall at all times comply with the terms and conditions of this Agreement, all applicable policies and procedures of Company and its affiliates and any reasonable written or oral instructions that may be provided by Company or its designated representative in connection with Executive’s performance of any such Consulting Services.
          (b) Executive shall provide the Consulting Services described herein at no charge for the period starting immediately after the Termination Date and ending through March 31, 2009. Thereafter, Company shall pay Executive One Hundred Fifty Dollars ($150) per hour for Executive’s Consulting Services, based on the amount of time Executive actually spends on such Consulting Services. Additionally, Company shall reimburse Executive for any reasonable expenses incurred or paid by Executive in the course of performing Consulting Services hereunder, provided that such expenses are approved in advance by Company. Notwithstanding the foregoing, Company shall not compensate Executive for providing testimony under oath in any proceeding (including deposition testimony) other than reimbursing Executive for reasonable expenses incurred in connection with providing such testimony.
          (c) Executive shall submit to Company on a monthly basis and by the 10th day of the following month reasonable documentation of his time spent performing Consulting Services and his reimbursable expenses incurred in connection therewith for the previous month. Company shall pay Executive all amounts owed therefor within thirty (30) days after its receipt of such documentation.
          (d) Nothing in this Agreement requires Company to request that Executive render any Consulting Services hereunder.
          (e) Company may terminate the consulting relationship established pursuant to this Section 6 by delivering a written termination notice to Executive at any time; provided, however, that Company shall remain liable for and pay Executive for any amounts that are then due to be paid or reimbursed to Executive.
          (f) In the performance of this Agreement, the Parties will be acting in their own separate capacities and not as agents, employees, partners, joint venturers or associates of one another. It is expressly understood and agreed that, with respect to performance of Consulting Services after the Termination Date, Executive will be an independent contractor of Company in all manners and respects and that Executive will not be authorized to bind Company to any liability or obligation or to represent that he has any such authority. Executive shall be solely responsible for all of his withholding taxes, social security taxes, unemployment taxes, and workers’ compensation insurance premiums.
          (g) All work product, property, data, documentation, information or materials conceived, discovered, developed or created by Executive in the performance of services by Executive for the Company pursuant to this Agreement (collectively, the “Work Product”) shall be owned exclusively by Company. To the greatest extent possible, any such Work Product shall be deemed to be a “work made for hire” (as defined in the United States Copyright Act, 17 U.S.C.A. §101 et seq., as amended) and owned exclusively by Company. Executive hereby unconditionally and irrevocably transfers and assigns to Company all right, title and interest in or to any Work Product.
          (h) Notwithstanding the foregoing, for purposes of Section 409A of the Code, the Parties agree that Executive will have a “separation from service” within the meaning of Section 409A of the Code on the Termination Date because it is reasonably anticipated that the level of bona fide services Executive will perform after the Termination Date will permanently decrease to no more than forty-nine percent (49%) of the average level of bona fide services Executive performed over the immediately preceding thirty-six (36) month period.

     7. Confidentiality of Agreement Terms. Except as otherwise expressly provided in this Section 7, Executive agrees that the terms, conditions and amount of consideration set forth in this Agreement are and shall be deemed to be confidential and shall not be disclosed by Executive to any other person or entity, except that (a) Executive may disclose the terms of this Agreement to the extent required by law; (b) Executive may tell prospective employers the dates of Executive’s employment, positions held, evaluations received, Executive’s duties and responsibilities and salary history with Company; (c) Executive may disclose the terms of this Agreement to Executive’s attorneys and tax advisers; and (d) Executive may disclose the terms of this Agreement to Executive’s spouse, if any; provided, however, that any spouse, attorney or tax adviser learning about the terms of this Agreement must be informed about this confidentiality provision, and Executive will be responsible for any breaches of this confidentiality provision by his spouse, attorneys or tax advisers to the same extent as if Executive had breached this Agreement himself. Executive acknowledges that Company may be required by law to disclose information about this Agreement and its terms.
     8. Restrictive Covenants.
          (a) Definitions. For purposes of this Agreement, the following terms shall have the following respective meanings:
          (i) “Business of the Company” means services to (A) identify clients’ erroneous or improper payments, (B) assist clients in the recovery of monies owed to them as a result of overpayments and overlooked discounts, rebates, allowances and credits, and (C) assist clients in the improvement and/or execution of their procurement and payment processes.
          (ii) “Confidential Information” means all valuable and/or proprietary information (in oral, written, electronic or other forms) belonging to or pertaining to Company or its affiliates, that would be useful to competitors of Company or its affiliates, or otherwise damaging to Company or its affiliates if disclosed. Confidential Information may include, but it not necessarily limited to: (A) the identity of customers or potential customers of Company, their purchasing histories, and the terms or proposed terms upon which Company offers or may offer its products and services to such customers, (B) the identity of Company’s vendors or potential vendors, and the terms or proposed terms upon which Company may purchase products and services from such vendors, (C) technology or methods used in products planned or offered by Company, (D) the terms and conditions upon which Company, employs its employees and independent contractors, (E) marketing and/or business plans and strategies, (F) financial reports and analyses regarding the revenues, expenses, profitability and operations of Company, and (G) information provided to Company by customers and other third parties under a duty to maintain the confidentiality of such information. Confidential Information does not include any information that is in the public domain or readily ascertainable from publicly-available information, or disclosed to Executive outside the course and scope of the performance of Executive’s duties on behalf of Company by a person or entity who has the legal right to disclose such information.

          (iii) “Material Contact” means contact in person, by telephone, or by paper or electronic correspondence in furtherance of the Business of Company while employed by Company.
          (iv) “Restricted Territory” means, and is limited to, the geographic area described in Exhibit B attached hereto. Executive acknowledges and agrees that this is the area in which Company conducts Business at the time of the execution of this Agreement, and in which the Executive had responsibility on behalf of Company.
          (v) “Trade Secrets” means Confidential Information of Company or any affiliate of Company which meets the definition of a trade secret under applicable law.
          (b) Confidentiality. Executive agrees that Executive will not (other than in the performance of Executive’s consulting duties hereunder), directly or indirectly, use, disclose, distribute or otherwise make use of on his own behalf or on behalf of any other person or entity any Confidential Information for a period of five (5) years after the Termination Date. Nothing contained herein shall limit the protection afforded to Trade Secrets under applicable law, which may provide for a longer period of protection.
          (c) Non-Competition. Executive agrees that for a period of two (2) years following the Termination Date, Executive will not, either for himself or on behalf of any other person or entity, compete with the Business of Company within the Restricted Territory by performing activities involving the Business of Company which are the same as or similar to those performed by Executive for Company while employed by Company. Provided, however, that this Non-Competition provision shall not restrict the ability of Executive to provide services regarding the improvement and/or execution of procurement and payment processes at any time and in any geographic location, so long as such services are not provided by Executive to customers who, within twelve (12) months prior to the Termination Date, were actual customers of Company or prospective customers of Company with whom Executive had Material Contact within the twelve (12) months prior to the Termination Date.
          (d) Non-Solicitation of Customers. Executive agrees that for a period of two (2) years following the Termination Date, Executive shall not, directly or indirectly, solicit any actual or prospective customers of Company with whom Executive had Material Contact, for the purpose of selling any products or services which compete with the Business of Company.
          (e) Non-Recruitment of Employees or Contractors. Executive agrees that for a period of two (2) years following the Termination Date, Executive will not, directly or indirectly, solicit or attempt to solicit any employee or contractor of Company with whom Executive had Material Contact, to terminate or lessen such employment or contract.
          (f) Acknowledgments. Executive hereby acknowledges and agrees that the covenants contained in (b) through (e) of this Section 8 hereof are reasonable as to time, scope and territory given Company’s and Company’s parent’s and subsidiaries’ need to protect their business, customer relationships, personnel, Trade Secrets and Confidential Information. In the event any covenant or agreement in this Agreement shall be determined by any court of competent jurisdiction to be unenforceable by reason of its extending for too great a period of time or over too great a geographical area or by reason of its being too extensive in any other respect, it shall be interpreted to extend only over the maximum period of time for which it may be enforceable and/or over the maximum geographical area as to which it may be enforceable and/or to the maximum extent in all other respects as to which it may be enforceable, all as determined by such court in such action. Executive acknowledges and represents that Executive has substantial experience and knowledge such that Executive can readily obtain subsequent employment which does not violate this Agreement and that the restrictive covenants contained in this Section 8 are intended to supersede the restrictive covenants contained in the Employment Agreement.
          (g) Specific Performance. Executive acknowledges and agrees that any breach of the provisions of this Section 8 by him will cause irreparable damage to Company or Company’s affiliates, the exact amount of which will be difficult to determine, and that the remedies at law for any such breach will be inadequate. Accordingly, Executive agrees that, in addition to any other remedy that may be available at law, in equity, or hereunder, Company shall be entitled to specific performance and injunctive relief, without posting bond or other security, to enforce or prevent any violation of any of the provisions of this Section 8 by Executive.
     9. Return of all Property and Information of Company. Executive agrees to return all of Company’s property within seven (7) days following the termination of the consulting arrangement described in Section 6 above, unless Company requests the return of any such property before the termination of such consulting arrangement. Such property includes, without limitation, the original and any copy (regardless of the manner in which it is recorded) of all information provided by Company to Executive or which Executive has developed or collected in the scope of Executive’s employment related to Company and its parent, subsidiaries or affiliates as well as all Company-issued equipment, supplies, accessories, vehicles, keys, instruments, tools, devices, computers, cell phones, pagers, materials, documents, plans, records, notebooks, drawings, or papers. Upon request by Company, Executive shall certify in writing that Executive has complied with this provision and has deleted all Company information from any computers or other electronic storage devices owned by Executive. Executive may only retain information relating to Executive’s benefit plans and compensation to the extent needed to prepare Executive’s tax returns. To the extent that Executive is provided with information of Company in connection with performing consulting duties under this Agreement, he shall retain such information only for so long as it is necessary for the performance of such consulting duties and shall return all Company information and Company property promptly upon Company’s request.
     10. No Harassing or Disparaging Conduct. Both parties agree and promise not to engage in, or induce other persons or entities to engage in, any harassing or disparaging conduct or negative or derogatory statements directed at the other party (and, in the case of the Company, any of its affiliates or any of their respective officers, directors or employees) at any time in the future. Notwithstanding the foregoing, this Section 10 may not be used to penalize Executive for providing truthful testimony under oath in a judicial or administrative proceeding or complying with an order of a court or government agency of competent jurisdiction.

     11. References. Following the Termination Date, Company agrees to give any potential employers who inquire about Executive’s work history at Company a neutral reference consisting of Employee’s dates of employment, title and compensation, so long as Executive directs all such requests to the Senior Vice President-Human Resources of Company.
     12. Construction of Agreement and Venue for Disputes. This Agreement shall be deemed to have been jointly drafted by the Parties and shall not be construed more strongly against either Party. This Agreement shall be governed by the law of the State of Georgia, and the Parties agree that any actions arising out of or relating to this Agreement or Executive’s employment with Company or consulting services provided pursuant to this Agreement must be brought exclusively in either the United States District Court for the Northern District of Georgia or the State or Superior Courts of Cobb County, Georgia.
     13. Severability. If any provision of this Agreement shall be held void, voidable, invalid or inoperative, no other provision of this Agreement shall be affected as a result thereof, and accordingly, the remaining provisions of this Agreement shall remain in full force and effect as though such void, voidable, invalid or inoperative provision had not been contained herein.
     14. No Reliance Upon Other Statements. This Agreement is entered into without reliance upon any statement or representation of either Party or any affiliate of either Party other than the statements and representations contained in writing in this Agreement.
     15. Entire Agreement. This Agreement contains the entire agreement and understanding concerning the subject matter hereof between the Parties. This Agreement may not be modified or amended, except by a writing executed by both Parties. No waiver, termination or discharge of this Agreement, or any of the terms or provisions hereof, shall be binding upon either Party unless confirmed in writing. No waiver by either Party of any term or provision of this Agreement or of any default hereunder shall affect such Party’s rights thereafter to enforce such term or provision or to exercise any right or remedy in the event of any other default, whether or not similar.
     16. Further Assurance. Upon the reasonable request of the other Party, each Party hereto agrees to take any and all actions, including, without limitation, the execution of certificates, documents or instruments, necessary or appropriate to give effect to the terms and conditions set forth in this Agreement.
     17. No Assignment. Neither Party may assign this Agreement, in whole or in part, without the prior written consent of the other Party, and any attempted assignment not in accordance herewith shall be null and void and of no force or effect.
     18. Binding Effect. This Agreement shall be finding on and inure to the benefit of the Parties and their respective heirs, representatives, successors and permitted assigns.
     19. Indemnification. Company understands and agrees that any indemnification obligations under its governing documents or the indemnification agreement between Company and Executive with respect to Executive’s service as an officer of Company remain in effect and survive the termination of Executive’s employment under this Agreement as set forth in such governing documents or indemnification agreement.
     20. Nonqualified Deferred Compensation
          (a) It is intended that any payment or benefit which is provided pursuant to or in connection with this Agreement which is considered to be deferred compensation subject to Section 409A of the Code shall be paid and provided in a manner, and at such time and form, as complies with the applicable requirements of Section 409A of the Code to avoid the unfavorable tax consequences provided therein for non-compliance.
          (b) Neither Party shall take any action to accelerate or delay the payment of any monies and/or provision of any benefits in any manner which would not be in compliance with Section 409A of the Code (including any transition or grandfather rules thereunder).
          (c) Because Executive is a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code, any payments to be made or benefits to be delivered in connection with Executive’s “Separation from Service” (as determined for purposes of Section 409A of the Code) that constitute deferred compensation subject to Section 409A of the Code shall not be made until the earlier of (i) Executive’s death or (ii) six months after Executive’s Separation from Service (the “409A Deferral Period”) as required by Section 409A of the Code. Payments otherwise due to be made in installments or periodically during the 409A Deferral Period shall be accumulated and paid in a lump sum as soon as the 409A Deferral Period ends, and the balance of the payment shall be made as otherwise scheduled. Any such benefits subject to the rule may be provided under the 409A Deferral Period at Executive’s expense, with Executive having a right to reimbursement from Company once the 409A Deferral Period ends, and the balance of the benefits shall be provided as otherwise scheduled.
          (d) For purposes of this Agreement, all rights to payments and benefits hereunder shall be treated as rights to receive a series of separate payments and benefits to the fullest extent allowed by Section 409A of the Code.
          (e) Notwithstanding any other provision of this Agreement, neither Company nor any of its affiliates shall be liable to Executive if any payment or benefit which is to be provided pursuant to this Agreement and which is considered deferred compensation subject to Section 409A of the Code otherwise fails to comply with, or be exempt from, the requirements of Section 409A of the Code.
[signatures on next page]

     IN WITNESS WHEREOF, the Parties have executed, or caused their duly authorized representatives to execute, this Agreement as of the day and year first above written.

“Executive”

/s/ Norman Lee White
Norman Lee White

“Company”

PRG-SCHULTZ USA, INC.

By:	/s/ Victor A. Allums

Title:	Sr. Vice President and General Counsel

EXHIBIT A
Form of Release
RELEASE
     In consideration for the undertakings and promises set forth in that certain Separation Agreement, dated as of November 30, 2008 (the “Agreement”), between NORMAN LEE WHITE (“Executive”) and PRG-SCHULTZ USA, INC. (“Company”), Executive (on behalf of himself and his heirs, assigns and successors in interest) unconditionally releases, discharges, and holds harmless Company and its affiliates and their respective officers, directors, employees, agents, insurers, assigns and successors in interest (collectively, “Releasees”) from each and every claim, cause of action, right, liability or demand of any kind and nature, and from any claims which may be derived therefrom (collectively “Released Claims”), that Executive had, has, or might claim to have against Releasees at the time Executive executes this Agreement, whether presently known or unknown to Executive, including, without limitation, any and all claims listed below, other than any such claims Executive has or might have under the Agreement:
     (a) arising from Executive’s employment, pay, bonuses, vacation or any other Executive benefits, and other terms and conditions of employment or employment practices of Company;
     (b) arising out of or relating to the termination of Executive’s employment with Company or the surrounding circumstances thereof;
     (c) based on discrimination and/or harassment on the basis of race, color, religion, sex, national origin, handicap, disability, age or any other category protected by law under Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, Executive Order 11246, the Age Discrimination in Employment Act, the Older Workers Benefits Protection Act, the Equal Pay Act, the Americans With Disabilities Act, the Rehabilitation Act of 1973, C.O.B.R.A. (as any of these laws may have been amended) or any other similar labor, employment or anti-discrimination law under state, federal or local law;
     (d) based on any contract, tort, whistleblower, personal injury wrongful discharge theory or other common law theory; or
     (e) arising under the Employment Agreement or any other written or oral agreements between Executive and Company, Company’s parent or any of Company’s subsidiaries.
     Executive covenants not to sue or initiate any claims against any of the Releasees on account of any Released Claim or to incite, assist or encourage other persons or entities to bring claims of any nature whatsoever against Company or Releasees. Executive further covenants not to accept, recover or receive any monetary damages or any other form of relief which may arise out of or in connection with any administrative remedies which may be filed with or pursued independently by any governmental agency or agencies, whether federal, state or local.
     Executive hereby acknowledges that Executive has no interest in reinstatement, reemployment or employment with Company, and Executive forever waives any interest in or claim of right to any future employment by Company. Executive further covenants not to apply for future employment with Company or otherwise seek or encourage reinstatement.
     By signing this Release, Executive certifies that:
     (a) Executive has carefully read and fully understands the provisions of this Release;
     (b) Executive was advised by Company in writing, via this Release, to consult with an attorney before signing this Release;
     (c) Executive understands that any discussions he may have had with counsel for Company regarding his employment or this Release does not constitute legal advice to him and that he has retained his own independent counsel to render such advice;
     (d) Company hereby allows Executive no less than twenty-one (21) days from its initial presentation to Executive to consider this Release before signing it, should Executive so desire; and
     (e) Executive agrees to its terms knowingly, voluntarily and without intimidation, coercion or pressure.
     Executive may revoke this Release within seven (7) calendar days after signing it. To be effective, such revocation must be received in writing by the General Counsel of Company at the offices of Company at 600 Galleria Parkway, Suite 100, Atlanta, Georgia 30339. Revocation can be made by hand delivery, telegram, facsimile, or postmarking before the expiration of this seven (7) day period.
     IN WITNESS WHEREOF, the undersigned has executed this Release as of the date set forth below.

“Executive”

Norman Lee White	Date

EXHIBIT B
Restricted Territory
All of the following Metropolitan Statistical Areas in the U.S., collectively
Fayetteville-Springdale-Rogers, AR-MO
Baltimore-Townson, MD
Danville, IL
Charlotte-Gastonia-Concord, NC-SC
Dallas-Fort Worth-Arlington, TX
Chicago-Naperville-Joliet, IL-IN-WI
Boise City-Nampa, ID
Minneapolis-Saint Paul-Bloomington, MN-WI
New York-Northern NJ-Long Island, NY-NJ-PA
Phoenix-Mesa-Scottsdale, AZ
Miami-Fort Lauderdale-Pompano Beach, FL
Waco, TX
Milwaukee-Waukesha-West Allis, WI
San Francisco-Oakland-Fremont, CA
Memphis, TN-MS-AR
Seattle-Tacoma-Bellvue, WA
Trenton-Ewing, NJ
Philadelphia-Camden-Wilmington, PA-NJ-DE-MD
Harrisburg-Carlisle, PA
Atlanta-Sandy Springs-Marietta, GA
Salt Lake City, UT